TRANSCRIPT

12 – 17 - 2025

Worthington Enterprises Inc.

2026 Q2 Earnings

TOTAL PAGES: 20

Worthington Enterprises Inc.

2026 Q2 Earnings

CORPORATE SPEAKERS:

Marcus Rogier

Worthington Enterprises Inc.; Treasurer and Investor Relations Officer

Joseph Hayek

Worthington Enterprises Inc.; President and Chief Executive Officer

Colin Souza

Worthington Enterprises Inc.; Chief Financial Officer

PARTICIPANTS:

Kathryn Thompson

Thompson Research; Analyst

Dan Moore

CJS Securities; Analyst

Susan Maklari

Goldman Sachs; Analyst

Walter Liptak

Seaport Research; Analyst

Brian McNamara

Canaccord Genuity; Analyst

PRESENTATION:

Operator^ Good morning and welcome to Worthington Enterprises Second Quarter Fiscal 2026 Earnings Conference Call. (Operator Instructions) This conference is being recorded at the request of Worthington Enterprises. If anyone objects, you may disconnect at this time.

I'd now like to introduce Marcus Rogier, Treasurer and Investor Relations Officer. Mr. Rogier, you may begin.

Marcus Rogier^ Thank you, Regina. Good morning, everyone, and thank you for joining us for Worthington Enterprises’ Second Quarter Fiscal 2026 Earnings Call. On the call today are Joe Hayek, our President and Chief Executive Officer, and Colin Souza, our Chief Financial Officer.

Before we begin, I'd like to remind everyone that certain statements made during today's call are forward-looking in nature and subject to risks and uncertainties that

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could cause actual results to differ materially from those expressed or implied. For more information on these risks and uncertainties, please refer to our earnings release issued yesterday after the market close. This is available on the investor relations section of our website.

Additionally, our remarks today will include references to non-GAAP financial measures. Reconciliations of these measures to the most comparable GAAP measures can also be found in the earnings release. Today's call is being recorded, and a replay will be made available later on our website at worthingtonenterprises.com.

With that, I'll turn the call over to Joe for opening remarks.

Joseph Hayek^ Thank you, Marcus. And good morning, everyone. Welcome to Worthington Enterprise's Fiscal 2026 Second Quarter Earnings Call. We had a strong Q2, which is a credit to our teams who continue refining and executing our strategies. I want to thank all of my colleagues for their efforts, focus, growth mindset and for having an unwavering commitment to each other, our company, our customers and our shareholders.

In the quarter, despite market conditions that continue to be mixed, we again delivered strong year-over-year growth in revenue, adjusted EBITDA and earnings per share. Our revenue in Q2 was up over 19% from last year. Excluding revenues from recently acquired Elgen, revenues increased by over 10% year-over-year. Our adjusted EBITDA grew by 8% year-over-year. In the last 12 months, our adjusted EBITDA is now $284 million, up $49 million from where it was a year ago, despite a $15 million negative swing in our equity earnings from ClarkDietrich in that same period. In the last 12 months, our adjusted EBITDA margin is now almost 23% versus 20% a year ago.

This strong performance gives us confidence that we are successfully navigating the current environment, gaining share and positioning ourselves for long-term outsized growth when end markets improve.

Our strategy is to optimize our business by growing both organically and through strategic acquisitions while increasing our margins. We're making progress on each of these strategic pillars. We achieved 19% revenue growth in Q2, while our SG&A expenditure declined by 320 basis points as a percentage of sales. Excluding Elgen,

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we grew revenues by 10% and held SG&A flat. Our EBITDA grew by $4.3 million as we continue driving value for our customers through innovative products and solutions.

We continue to focus on acquiring companies in niche markets with sustainable competitive advantages. Yesterday we announced our planned acquisition of LSI, a market leader in metal roofing components. LSI is a great company with an outstanding culture that we believe will enhance our position in engineered building systems, add resilient and retrofit-driven revenue and create long-term value for shareholders. I'll share more details on LSI a bit later.

As we optimize and grow Worthington, we will continue to leverage the Worthington Business System and its three growth drivers, innovation, transformation, and M&A, to maximize both our near and long-term success. We've generated a lot of momentum with new product launches and our reputation with customers continues to provide us opportunities to grow. For example, our innovation around large ASME water tanks that help cool data centers has led to increasing opportunities and several new orders. We're excited about the growth prospects we have in this space going forward.

We also recently expanded our capabilities to include the refurbishment of large format propane tanks, an increasingly important service as our customers are utilizing a hybrid portfolio of new and refurbished tanks as part of their asset and cost management strategies. In addition, the innovation engine in our celebrations business continues to drive additional placement with retailers and you'll soon be able to buy our Balloon Time products in Costco stores nationwide.

Our teams continue to embrace AI in their work, and our transformation mindset provides a framework for how we consider, conceptualize, and implement tools that help transform our business. The 80/20 initiative in our water business has had a positive impact on how we approach that business and our business globally, and we're making changes both commercially and operationally as a result.

We've continued our integration of Elgen, which we acquired in June. Elgen's results in Q2 reflect our reset of those operations. Our focus on safety, the addition of new equipment, and attracting and retaining the best workforce possible temporarily limited our ability to ship to demand, which impacted Elgen's revenues and margins in the quarter and ultimately impacted our consolidated gross margins. We now

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have the team in place that we think will take that business to new heights, and we believe that our efforts and investment for the long-term position Elgen exceptionally well to grow profitably moving forward.

I mentioned how excited we are about our planned acquisition of LSI earlier, and we're happy to provide a few more details about what we think is a great business that will enhance our position in engineered building systems. LSI is a leading U.S. manufacturer of standing seam metal roofing clips, components and retrofit systems. It's a business we've known for some time, and it fully aligns with our strategy of adding leaders in niche markets with attractive margins, resilient demand profiles and core manufacturing competencies that reflect our own.

LSI's products are engineered into OEM-certified roof systems, creating meaningful requalification requirements and high switching costs. The business also benefits from long-standing customer relationships, its reputation for quality and reliability in a domestic manufacturing footprint. We believe that LSI is a best-in-class operator in this category. The purchase price is approximately $205 million. LSI has a strong financial profile. In the last 12 months ending September 30, they reported adjusted EBITDA of approximately $22.4 million and net sales of $51.1 million. We expect LSI will be accretive to our adjusted EBITDA margins, adjusted EPS and free cash flows. The transaction is expected to close in January of 2026, and we look forward to welcoming the LSI team to Worthington when it does.

Cautious consumers, muted construction activity and a sluggish housing market can create challenging market conditions. But our people, their talent, resilience, and creativity are enabling us to navigate the current environment very well and gain share as we grow organically and leverage our strengths to make strategic acquisitions.

People are our most important asset, and we are pleased that our team continues to be recognized by others. For instance, this month we were recognized by Computerworld as one of the best places to work in IT for 2026. Newsweek again named us one of America's most responsible companies and entering our country's America 250 celebration, we are honored to receive Victory Media's military-friendly designation with a gold rating for the 11th consecutive year. We're very proud of our people and the work they continue to do, taking care of our customers and each other. We're executing well and entering 2026, we're positioned to continue growing Worthington and creating meaningful value for all of our stakeholders.

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I will now turn it over to Colin, who will take you through some details related to our financial performance in the quarter.

Colin Souza^ Thank you, Joe. And good morning, everyone. We delivered solid financial results in Q2, reporting GAAP earnings of $0.55 per share compared to $0.56 per share in the prior year period. The current quarter included $0.10 per share of unique items, primarily losses related to a divestiture that occurred within our SES JV and the related revaluation of the marketable securities received as consideration, both of which are included in miscellaneous expense.

The prior year quarter included $0.04 per share of restructuring and other expenses. Excluding these items in both periods, adjusted earnings were $0.65 per share, up from $0.60 per share in the prior year quarter.

As a reminder, Q2 is typically our seasonally weakest quarter, and we are pleased to deliver year-over-year growth in adjusted earnings per share, adjusted EBITDA, and free cash flow as our teams continue to execute well leveraging the Worthington business system to navigate the current environment. Consolidated net sales for the quarter were $327 million, up over 19% compared to $274 million in the prior year quarter. The increase was primarily driven by higher volumes and building products and the inclusion of Elgen following our acquisition of that business in June.

Gross profit increased to $85 million, up from $74 million last year with gross margin at 25.8% compared to 27% in the prior year quarter. Adjusted EBITDA was $60 million, up from $56 million in Q2 of last year, and adjusted EBITDA margin was 18.5%.

On a trailing 12-month basis, adjusted EBITDA now stands at $284 million. This performance reflects the resilience of our differentiated portfolio and our continued focus on the things we can control, even in a softer macro environment characterized by mixed consumer sentiment and subdued commercial construction activity.

Turning to our cash flow and capital allocation. We continue to invest in our operations while maintaining a disciplined and balanced approach. Capital expenditures totaled $12 million in the quarter, including $6 million for the last of

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our planned facility modernization projects. We also returned capital to shareholders through $10 million in dividends and the repurchase of 250,000 shares of our common stock for $14 million at an average price of $54.87 per share. Our joint venture is once again delivered, providing $34 million in dividends during the quarter which equates to a 118% cash conversion rate on equity income.

Operating cash flow for the quarter was $52 million and free cash flow was $39 million. On a trailing 12-month basis, free cash flow totaled $161 million representing a 96% free cash flow conversion rate relative to adjusted net earnings. This trailing figure still reflects elevated capital expenditures from our facility modernization projects, which totaled roughly $30 million over the same period. We have approximately $30 million of modernization spend remaining, with most of that expected to occur over the next three quarters. As this project is completed, we expect capital expenditures will return to more normalized levels, and we'll see further improvement in free cash flow conversion over time.

Turning to our balance sheet and liquidity. We closed the quarter with $305 million in long-term funded debt and $180 million in cash. Our leverage remains extremely low with ample liquidity, supported by a $500 million revolving credit facility that was fully undrawn and available at quarter end. Net debt was $125 million, resulting in a net debt to trailing adjusted EBITDA ratio of approximately 0.4x, providing significant financial flexibility.

Regarding capital deployment. If completed as planned, the pending acquisition of LSI that Joe discussed earlier should close in January and will be funded primarily with cash on hand, supplemented by modest revolver borrowings. Following the transaction, we expect to maintain a conservative leverage profile and solid liquidity position supported by healthy cash generation of our businesses. Yesterday our Board of Directors declared a quarterly dividend of $0.19 per share payable in March 2026.

We haven't talked about our SES joint venture performance in a while. They had $1.5 million in losses flow through equity income this quarter. We've completed a divestiture in the quarter of some of the loss-making assets, and believe the business is better positioned moving forward and the financial impact on our results should be minimal.

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Let me now turn to our segment performance. In Consumer Products, net sales in Q2 were $120 million, up 3% compared to the prior year quarter, as continued positive momentum in our celebrations category, helped offset modestly lower volumes. Adjusted EBITDA was flat at $15 million with a 12.7% margin compared to 13.3% in Q2 last year, reflecting stable performance in a cautious consumer environment and the impact of higher conversion costs on lower volumes.

As we move into the back half of our fiscal year, typically a seasonally stronger period for this business, we are well positioned with a portfolio of affordable and essential products that support improving everyday experiences in outdoor living, celebrations, and home improvement. Our consumer team remains focused and disciplined as we navigate the current environment, and as we continue to gain new placement and market share we are positioned to outgrow the market as conditions improve.

In Building Products, Q2 net sales grew 32% year-over-year to $208 million. Growth was driven by higher volumes and contributions from the Elgen acquisition, which closed in June and contributed $25 million in net sales. Excluding Elgen, net sales were up 16% year-over-year, reflecting broad-based strength across multiple categories, including heating and cooking, water and in particular, cooling and construction, where our market-leading product portfolio is enabling wider adoption of more environmentally friendly refrigerants.

Adjusted EBITDA for the quarter was $53 million compared to $47 million in the prior year quarter, with an adjusted EBITDA margin of 25.5%. The $6 million increase was primarily driven by volume growth in our wholly owned businesses, partially offset by lower combined equity earnings from the joint ventures.

WAVE continued to perform well contributing $26 million in equity earnings, while ClarkDietrich results were lower in a challenging market environment, contributing $4 million in equity earnings compared to $10 million last year.

Overall, Building Products delivered another solid quarter, and the team continued to execute well. We expect LSI will be another great addition to the portfolio, adding more exposure in attractive end markets with a market leader where we can deploy the Worthington business system to create and enhance value.

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In summary, this quarter marks the fifth consecutive quarter of year-over-year growth in adjusted earnings per share and adjusted EBITDA for Worthington Enterprises, demonstrating the consistency and resiliency of our businesses and positioning us for continued success as we head into our seasonally strongest quarters.

At this point, we're happy to take any questions.

QUESTIONS:

Operator^ (Operator Instructions) Our first question will come from the line of Kathryn Thompson with Thompson Research.

Kathryn Thompson^ First, I wanted to circle back on your acquisition of LSI, a similar strategy to Elgen. I wanted to just once again see if you can expand on the strategy for growth from here as you integrate both into the Worthington network? Also importantly, how this -- how you see growth over these from a complementary standpoint, but also not just cost opportunities, but top line opportunities as you expand into the system?

Joseph Hayek^ Sure. Good morning, Kathryn, thank you. So, a handful of things to unpack there, and we'll try and tag-team it. Generally speaking, when we think about M&A, one of the unique aspects of the Worthington Business System is really the complementary nature of how those pillars work together. So specifically, for us, M&A goes beyond identifying and acquiring market leaders in niche markets that have sustainable competitive advantages. As you know for us, things that start with a coil of steel, and then that steel is stamped or roll formed, gives us real advantages from a manufacturing expertise perspective.

So, companies that we acquire whose supply chain and manufacturing capabilities mirror our own really create additional opportunities for us. And so, we'll always look to leverage our transformation playbook for companies across our portfolio, no different with companies that we acquired. So, when you think about the actions that we took at Elgen and those were right out of that playbook in terms of safety, machine guarding, adding new equipment and tweaking the flow of some of those cells, that's really a force multiplier for us.

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The third pillar of the Worthington business system is innovation. And at Elgen, and we're pretty convinced that LSI, obviously there's -- we're limited in what we can say there because the transaction hasn't actually closed. But we're convinced that innovation is a core part of who they are as well. So, we're very excited about accelerating innovation at Elgen. And clearly, as we've learned more about LSI, we're excited about their innovation capabilities as well.

Colin Souza^ Yes. And Kathryn, I'll just touch on LSI a little more. I think the -- we've shared our acquisition criteria with you before and Joe touched on a little bit. It's market-leading positions in niche markets, it's higher growth, higher margin opportunities, lower capital intensity and companies that can demonstrate they have a sustainable competitive advantage. And LSI checked a lot of those boxes or all those boxes for us and makes us really excited about this opportunity.

They are a leading player in the commercial metal roofing clip space. It's an attractive end market, a very niche market, but it's led by resilient demand in commercial and the reroofing cycle there for metal roof. Really strong margins and financial profile, Joe touched on it, with EBITDA of $22 million and revenue of $51 million. The more we spent time on the company, the more we thought there's some meaningful value creation opportunities by plugging them into the Worthington business system. Then lastly, we felt they were just a really strong cultural fit the more we got to know their people and look forward to working with them once the transaction closes.

Kathryn Thompson^ Okay. Great. Then a follow-up question. I appreciate color on water tanks and it's something that you have mentioned before on earnings calls and public commentary, just as areas that you benefit from data center and broadly reindustrialization. What are other areas that -- or just maybe help us further understand the opportunities you were involved in that are data center centric?

Colin Souza^ Sure. So Kathryn, it's Colin. I'll take a shot at that one. I know Joe shared a little bit with our water tanks and how they solve solution -- or provide solutions for liquid cooling in data centers and we're excited about that opportunity. That's one example across our portfolio. And it's probably not well understood where all we play and have exposure to data centers.

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Like you suggested, WAVE and ClarkDietrich both provide products that end up in data centers, WAVE, with its structural grid and then the DCR acquisition that they did. Previously ClarkDietrich with some of their products end up in data centers as well. Elgen, the business we acquired in June, serves data centers with their HVAC components and strut products. Then the acquisition we announced the signing of yesterday LSI also serves data centers as there's a number of data centers that have metal roofing and require clips and components there.

So, data centers overall, demand is not a significant portion of any of our businesses. But in the aggregate, across our portfolio, it is meaningful and is an opportunity of growth for us.

Kathryn Thompson^ Okay. Great. In terms of meaningful, is it percentage of sales that you can estimate that it may contribute?

Colin Souza^ It would probably be less than 10% of kind of the businesses that I mentioned, but it is one of the faster-growing areas within those businesses.

Operator^ Our next question will come from the line of Daniel Moore with CJS Securities.

Dan Moore^ Wanted to dovetail on Kathryn's question on LSI. Just looking at the margin profile, obviously extremely healthy over 40% adjusted EBITDA margin, trailing 12 months. Just help us understand what drives that? How sustainable and then maybe talk a little bit about kind of the -- what are the key drivers behind 3% to 5% growth in the market? And a follow-up there.

Joseph Hayek^ Sure. And Dan, again it's Joe. Thank you. We're a little bit limited. Obviously, the transaction is expected to close in January. But as Colin mentioned, LSI is a terrific company, they are in a business that really is driven by kind of -- I'll call it, resilient retrofit. They don't count on new construction for a lot of their growth. They're a market leader. They've been at it for a long time. They have a great reputation with their customers. They're very reliable. They're very creative.

And they have three kind of go-to-market buckets. The first is what Colin has been talking about, which is the standing seam metal roofing clips. They do some work around transportation, but then they also have a business that is really retrofit where you can actually put a new metal roof on top of an existing metal roof. That

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has a lot of great attributes from a cost and value perspective and also from a structural integrity perspective.

Metal roofs a long -- a long time ago, people figured out that drilling holes and using screws in the different kinds of fasteners was a pretty bad idea from a long-term lease perspective. So, LSI is a market leader. They have a great culture, and we're really excited about the prospects of them becoming part of Worthington in the next few weeks.

Dan Moore^ Got it. Very helpful. The -- switching gears, building products, really solid growth, mid-teens on an organic basis. Maybe just talk about how much of that is pricing versus volume? Then you mentioned some of the end markets that obviously are driving that growth, maybe as we get into the seasonally stronger period, your confidence that those demand drivers will continue here in the near to midterm?

Colin Souza^ Yes, Dan, it's a good question. On the building products on the wholly owned portfolio, really good volume contributions across the board, across the portfolio there within that sigma segment. A number of value streams are -- were up year-over-year. I mentioned a few of them earlier, heating and cooking, water, cooling construction, the one that was a little softer is just -- we've talked about it before on the European side, and that's just more challenging economy there.

So, we continue to be excited and optimistic on some of the demand and the drivers across that portfolio, and what we're seeing is that trickling through to the margins of that business as well. So, EBITDA margins for the wholly owned business up almost 300 basis points year-over-year. We believe, and we've shared this before just in the targets there are still intact for us, which we think this is a low-teens EBITDA margin business over time.

Joseph Hayek^ Yes, Dan, it's really a credit to our teams, because it is -- it is more volume than anything else. It's because we've been gaining share. We've done a really nice job with innovation, and we've done a really nice job commercially and from an operational manufacturing perspective. So, it's a really great story that we continue to see that kind of momentum in really broad swaths across that business.

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Dan Moore^ Very helpful. maybe one or two more. ClarkDietrich. Contribution hit kind of a new post-pandemic low for the quarter. Talk about what you're seeing there, how much of it was just top line versus maybe costs, and what steps can be taken to kind of protect margins from here so we don't see that dip further?

Joseph Hayek^ Sure. ClarkDietrich's a great business. They are a market leader and they're operating in a pretty tough environment, but it's an environment that will improve over time as market conditions allow. I mean, Colin I think has a bit more of the details.

Colin Souza^ Yes. ClarkDietrich, Joe's right, led by a really great team there. They've seen some margin compression as a result of the challenging new construction environment. That's led to some increased competition in their spaces, particularly from smaller players. So, they continue to be a market leader in that space and continue to focus as well on cost savings initiatives.

They've -- their mix has shifted over the last year, year and a half. Because of their breadth and scale of their offering, they can compete better on larger projects. If you think about stadiums, data centers, hospitals, where some of the smaller competitors can't do that. So, the mix has shifted, but the profitability levels in those areas are less than their traditional drywall studs space.

So, they're doing the right things to take care of their customers. We do expect no worse than flat sequential performance moving forward there. And despite the tough environment, they're performing at pre-Covid levels. And as we see green shoots and construction in the future, they're very well positioned to benefit.

Dan Moore^ Helpful. Maybe last, just in terms of capital allocation. I bought back some stock in the quarter at levels a little higher than where stock has indicated this morning. Still only [a turn of] leverage on a pro forma basis following LSI. So, from here, would you prefer to delever? Or are you comfortable continuing to opportunistically return cash to shareholders and continue to explore tuck-in M&A?

Joseph Hayek^ Yes. Great question. I would say yes, yes, and yes, Dan. We'll continue to think about our capital structure, we’ll continue to opportunistically look at strategic M&A and return of capital to shareholders. But our formula is such that we talk about it on a regular basis. And so, we'll continue to be balanced with a bias toward growth.

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Operator^ Our next question comes from the line of Susan Maklari with Goldman Sachs.

Susan Maklari^ Thank you. Good morning, everyone. My first question is talking about the momentum that you are seeing on the consumer side of the business. You mentioned that Balloon Time is now going to be available in Costco. Can you just give us a bit more color on some of these new partnerships that you're getting into that you're having success with, how much more maybe there is to go there? Then how we should think about the upside from all of this as we do get into the busier spring and summer next year?

Joseph Hayek^ So yes, you're right. There is a lot of focus on health of the consumer generally right now. There's certainly no doubt that consumers are cautious and they are being impacted by economic conditions and prices. I think a couple of things that are unique about our consumer business. For one, some of our consumer products end up being used by the pro or contractors. So that user base has proven to be less impacted than -- with -- by economic conditions than consumers overall.

But relative to consumers, generally remember, our products that are geared towards consumers are pretty affordable. We do not traffic in consumer durables, for instance. Our products are used in a wide swath of activities and experiences. Sometimes those experiences are instead of or are replacing more expensive experiences. So, demand tends to be a bit more resilient than in other categories.

But to your question specifically, our innovation engines are really opening new doors for us, and we think that we're gaining share. I think about the Costco win, additional placement for Sherwin-Williams and Home Depot. We've talked in previous quarters about CVS, Staples, Walgreens. Our store count is actually up overall 63%. So that innovation is really what's driving that growth and the placement. And so, it's helping us navigate the current environment really well. We think it also positions us for additional growth as conditions improve and people have a bit more disposable income.

Then maybe finally, if you look at the last couple of years in consumer, our revenues in EBITDA are relatively flat in what many would describe as a pretty down

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market and in the face of some modest tariff headwinds. So that gives us confidence that we're doing a lot of the right things there.

Susan Maklari^ Okay. That's great color. Good to hear all that. Then maybe switching to the cost side of the business. You've done a really nice job on SG&A in the last several quarters. Can you talk a bit about the further opportunities there? Where we are just as it relates to the Worthington business systems? And any other upside, either in SG&A or actually even in the COGS side of the business as well?

Joseph Hayek^ Sure. So, I'll probably -- I'll take maybe the gross margin side of the question, Susan. And -- but you're right. Thanks for noticing, yes, we were down 320 basis points from an SG&A perspective from a percentage of sales. But our gross margin was down 120 basis points from a year ago. Now the majority of that decline is attributable to Elgen and the dynamics that I mentioned earlier.

That said, a little bit of the decline was actually related to investments that we're making in growth. So specifically, we've added roughly 40 heads in a few of our facilities to meet increased demand. It just takes some time for those colleagues of ours to ramp up from a productivity perspective. But we're really pleased that we've been able to identify and onboard those resources that we think are going to be great colleagues of ours for a while to come.

We had some volumes that were down slightly in a couple of our value streams from a seasonal perspective. Winter started a bit later this year than it did last year, so conversion costs in those businesses were a bit higher.

But I think on the SG&A side, which is, as you said, a really good story for us, Colin?

Colin Souza^ Yes. So as Joe said, SG&A down 320 basis points year-over-year. We've -- as we've talked about before we continue to focus on cost controls, leveraging technology where we can. Transformation is a part of our business system. It's not just in the front of the house. It's also in the back office as well. So, we're trying to maintain as best we can our costs and really create that operating leverage to grow and from an SG&A standpoint.

And our targets that we put out there, from a gross margin standpoint, we've been running in the high 20s from a gross margin, and we think we can get to 30% gross margin over time consistently, while driving our SG&A down to 20% as well over

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time. So, we're still -- we feel good about those goals. There's some temporary cost impact in the quarter on the gross margin side, as Joe talked about. But we've been helping offset that from an SG&A standpoint and more of that to come.

Susan Maklari^ Yes. Okay. That's all great to hear. Then maybe I'm going to squeeze one more in, which is it's really nice to see how well WAVE continues to do in this environment. Can you talk a bit about what they're seeing in that business? And anything in terms of the outlook that we should be aware of there?

Colin Souza^ Yes, Susan. So, WAVE, up $2 million year-over-year from a contribution standpoint. Their end markets remain generally stable, though performance varies by sector within there. And as you know, they're driven a little more by repair and remodel activity as well. So, education, healthcare, transportation, and data centers have all been strong for them, while retail and office markets have been weaker, but steady. So, they continue to find ways to really enhance margin by ultimately recognizing pain points of their end consumers, so contractors and ultimately delivering enhanced value to those contractors. That's really valued by those contractors in the market.

And looking ahead, as commercial construction volumes could benefit over time either as rates decline or just as the market adjusts to current levels, the team at WAVE just continues to do a terrific job and are very well positioned moving forward. So, we're not surprised they're up another quarter from a contribution standpoint and are pleased with kind of where they're at and where they're going.

Operator^ Our next question comes from the line of Walt Liptak with Seaport Research.

Walter Liptak^ It looks like a good quarter with just a couple of things outside of your control. So, Colin, I think you mentioned just at a high level mix and construction being weaker. I think on the construction side, you're referring more to ClarkDietrich, but what were you referring to on the mix side?

Colin Souza^ Yes. So on the construction side, Walt, ClarkDietrich, specifically driven by new construction, they're on the very front end and they're getting intense competition there just as the volumes declined a bit. So that's really what I was referring to in how it was subdued and trickling through to our earnings.

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Joseph Hayek^ Yes. And Walt, that's actually a bit of a contrast to the other parts of our business within construction that are more geared on repair/remodel maintenance. Our cooling and construction business continued to have really strong results and really good growth prospects. So it’s a bit of a tale of two construction markets right now. New is still a little slow, but repair and remodel is -- we would consider it pretty healthy.

Walter Liptak^ Okay. Great. I just wanted to make sure I wasn't missing something there. Then on the mix, too, I'm not totally sure I understand the pluses and minuses there, because the mix sounds, especially in building products like it was pretty good.

Joseph Hayek^ Yes. I think from a mix perspective, if you're talking specifically about ClarkDietrich, their mix has tended to be more towards the large, large projects, stadium infrastructure projects, which is good business but maybe a bit lower margin profile than more the traditional slightly smaller drywall stud business. That's, I think, what Colin was referring to around ClarkDietrich.

Walter Liptak^ Okay. Good. Then just a follow-up on a previous question about ClarkDietrich. Are they getting into like a seasonally stronger period, like these EBITDA levels? I think I heard you say kind of stable, but then if it's seasonally stronger, do you get a lift going into the back half of the year for ClarkDietrich?

Colin Souza^ Yes. So, I mentioned, Walt, just no worse than sequentially flat is the expectation there. Seasonality, it's not too pronounced in ClarkDietrich. Obviously if it's colder out and they can't get to job sites, that has an impact. But the earnings contribution is impacted by some of the other factors that we've been talking about, whether it's steel pricing or mix of projects as well.

Walter Liptak^ Okay. Great. Okay. Then third quarter last year, I remember that there was like some smaller gas containers that are used for heating that were strong. Is there a comp -- a tougher comp that we should be thinking about? And the weather seems like it's been colder the last month or so, are those small containers enough to be a plus or minus in the third quarter?

Joseph Hayek^ Sure. So when we think about that, Walt, it's really around seasonality. Yes. If you live in the Midwest or the Northeast, you know it's been a pretty cold December. But the strongest seasonal quarters for us are always Q3

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and Q4, and that's dovetails with a handful of things. One, the winter, and some of that temporary or failed backup heat that our products provide to people. When it's exceptionally cold or when their pipes burst or when they need other things and ways of creating ways to cook or to produce heat, and then you also get into people thinking about the spring, the spring construction season and other things that are there. So seasonally speaking, Q3 and last year was strong. I think we don't see a lot of differences in seasonality this year versus last year.

Operator^ Our next question will come from the line of Brian McNamara with Canaccord Genuity.

Brian McNamara^ My first one on gross margin you pretty much answered already, but I'm curious what the gross margin would have looked like ex-Elgen? Then when you would expect to see the benefit from the recent head count additions on the gross margin line?

Joseph Hayek^ So it was -- the impacts from Elgen, Brian, if you're talking about 120 basis points, that was the majority of that. There were a couple of other puts and takes. But we would expect for the investments that we made in head count and certainly the investments that we made in the operations at Elgen to start to produce results in Q3 and certainly beyond.

Brian McNamara^ Then there's a lot of obviously noise in the gross margin line, very seasonal, very lumpy. So how should investors think about that line item in the back half of the year?

Joseph Hayek^ Sure. I don't think it should be seasonally that different than it's been from a trend perspective in -- call it, in our fiscal 2025. One of the things that's a little unique this year versus last year has been tariffs. There's a lot that continues to be discussed around tariffs. But from our perspective, we still think that we're a net beneficiary of the tariffs that are announced and in place out there. So, because the level playing field is a good thing for us, we believe we gained share in multiple of our value streams. I mentioned the 40 or so heads that we've hired since the beginning of June to ramp up demand.

But more when it comes to the tariff mitigation, what we've talked about this, but I think it's worth revisiting. There are three primary levers that we can pull to mitigate some of those negative impacts on us. The first is asking our suppliers to

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help us offset some of that additional cost. We've certainly done that. The second is taking cost out of our own supply chains everywhere that we can, and we've certainly done that. The third is pricing actions.

And so those mitigants can take time to implement and to finalize, but we are pleased that as of early December, we've gotten to a point where we feel like we are -- where we need to be in all three of those areas as we balance our own profitability goals with being a good long-term partner to our customers. But we do feel good about where we are now.

Brian McNamara^ You read my mind on the tariff front. That was my next question. Obviously, you're predominantly a domestic manufacturer. Theoretically, that should provide a cost advantage as it relates to tariffs relative to some of your peers that have significant kind of China sourcing. It doesn't appear overall that -- I know you mentioned share gains, but it doesn't appear that that advantage has played out yet. And I'm curious about what you're seeing in the market as it relates to competitive pricing and the relative value your products are providing?

Joseph Hayek^ Yes. I think -- so it depends on the markets that we're participating in. In some markets, it's a bit more evident that imported products are just simply more expensive, and in other markets, it's a bit more nuanced. There are people -- I mean look at Europe, for instance, the European economy is struggling more than maybe the domestic economy. I think it's in part because of the tariff situation here, a lot of those products are landing in Europe. So, the European manufacturers are effectively facing more of that competition.

But from us, from our perspective, we feel really good about where our value is. We focus really hard on innovation and on doing things that aren't just a price increase for a price increase’s sake, but we're adding value and we're partnering with our customers, be they distributors, contractors, or retailers, understanding where they're at -- I mean, it's been a tough row for these retailers since the spring to really understand all these things. And so, we try really hard to add value and lead with data and lead with value. And as you can see in some of our increased placements and our gaining market share, that's paying off. It doesn't manifest itself over a two-week period.

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But from our perspective, and keep in mind that we're a long-term focused company, we feel really good about our ability to continue doing what we need to, while being a good partner in the long term for our customers.

Operator^ And that will conclude our question-and-answer session. I will now turn the call back over to Joe Hayek for any closing comments.

Joseph Hayek^ Regina, thank you. Thank you, everyone, for joining us this morning. Have a great week and have a wonderful holiday season. Hope you're surrounded by friends and family and people that you love. We look forward to speaking to everybody soon.

Operator^ This concludes today's conference call. Thank you all for joining. You may now disconnect.